Exhibit 10.1

August 21, 2015

Mr. Richard J. Alario

Key Energy Services, Inc.

1301 McKinney Street

Suite 1800

Houston, Texas 77010

RE:	Letter Agreement Regarding Continued Employment Terms

Dear Mr. Alario:

Key Energy Services, Inc. (the “Parent”) and Key Energy Services, LLC (the “Company”) wish to enter into this letter agreement (the “Letter Agreement”) with you (“you” or “Executive”) in order to address the circumstances of your continued employment and future retirement from employment with the Parent and the Company and the benefits due upon such retirement. Please carefully review this Letter Agreement, and, if you agree, return a signed copy of your acceptance as indicated below to Dwight W. Rettig, Interim General Counsel.

The Parent, the Company and Executive are parties to that certain Amended and Restated Employment Agreement, entered into as of December 31, 2007, as amended (the “Employment Agreement”). The Parent, the Company and Executive agree that the Employment Agreement shall be amended and superseded as necessary to give full effect to the terms and provisions of this Letter Agreement. Capitalized terms not defined in this Letter Agreement shall have the meaning assigned to such term in the Employment Agreement.

In consideration of the mutual agreements set forth herein and in the Employment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent, the Company and Executive hereby agree as follows, effective as of August 21, 2015:

1.	Employment Position; Resignation as Chairman. The Parent agrees to continue to employ Executive as its Chief Executive Officer, and Executive hereby accepts such employment. Effective as of the date hereof, Executive resigns as Chairman of the Board of Directors of Parent (the “Board”), but agrees to remain a member of the Board.

2.	Term of Employment. Executive’s employment hereunder shall continue from the date hereof until December 31, 2016 or such earlier date as the Board requests Executive’s resignation (the “Retirement Date”). Effective on the Retirement Date, Executive hereby resigns from his position as Chief Executive Officer of the Parent, as a member of the Board and from any other officer or director positions of any direct or indirect subsidiary of the Parent. Executive agrees to take any and all further acts necessary to accomplish these resignations.

3.	Compensation Prior to the Retirement Date. During Executive’s employment under the Letter Agreement, Executive shall be entitled to compensation and benefits that are no less favorable to Executive than those provided to Executive immediately prior to the date of this Letter Agreement, including, without limitation, Base Salary, Equity-Based Incentives and incentive opportunities under Performance Cash Compensation Plans.

4.	Good Reason Waiver. Executive hereby consents to, and shall not have Good Reason as a result of, Executive’s replacement as the Chairman of the Board, Executive’s retirement as Chief Executive Officer of the Parent and any other resignations made pursuant to Section 2 of this Letter Agreement.

5.	Change in Control. Notwithstanding any of the provisions of this Letter Agreement to the contrary, if a Change in Control occurs prior to the Retirement Date, the following provisions shall apply: (i) upon a Change in Control Executive shall be entitled to the benefits provided in Section 5(e) of the Employment Agreement, as applicable, and (ii) if Executive’s employment is terminated by Executive for Good Reason, by the Company not for Cause or by the Company for Disability, any of which occur within one year after a Change in Control, or if the Retirement Date occurs within one year after a Change in Control, then upon termination of employment Executive shall be entitled to (A) the same amount and form of the benefits provided under Section 6 of this Letter Agreement and (B) an additional amount (the “Enhanced Severance Payment”) equal to one (1) times the Base Salary paid in a lump sum on the date that is sixty (60) days after the date of Executive’s termination. If Executive’s termination is due to Disability, the amount of the Enhanced Severance Payment shall be reduced by disability insurance proceeds as provided in Section 5(d)(iii) of the Employment Agreement.

6.	Compensation and Benefits Due Upon the Retirement Date. Upon the Retirement Date and subject to Executive’s execution of a release in a manner consistent with Section 5(d)(iv) of the Employment Agreement, Executive shall be entitled to the following:

(a)	Severance compensation in an aggregate amount equal to three (3) times the Base Salary (at the rate in effect as of the date of termination, but not less than $865,000 per year), payable in thirty-six (36) substantially equal monthly installments commencing at the end of the calendar month in which the date of termination occurs. Each subsequent monthly installment payment shall be paid on or about the first day of the month to which it relates.

(b)	Continuation of benefits as provided in Section 5(f) of the Employment Agreement;

(c)	Equity-Based Incentives held by Executive as of the Retirement Date shall be treated as provided in Section 5(e)(i) of the Employment Agreement, with any outstanding award of Performance Units becoming vested and paid as provided in Section 5(b) of the applicable Performance Unit Award Agreement; and

(d)	Executive shall be eligible for payments under Performance Cash Compensation Plans as if Executive satisfied all service requirements applicable thereunder with respect to the calendar year in which the Retirement Date occurs.

For the avoidance of doubt, as of the Retirement Date, the Parent, the Company and Executive anticipate that the level of Executive’s services to the Company and its affiliates will permanently decrease such that Executive shall be considered to have incurred a “separation from service” with the Parent, the Company and their affiliates within the meaning of Treas. Reg. § 1.409A-1(h)(1)(ii) as of the Retirement Date.

7.	Termination of Employment Prior to December 31, 2016. If the Board requests Executive’s resignation prior to December 31, 2016, or if Executive terminates his employment for Good Reason (taking into account the waiver in Section 4 of this Letter Agreement) prior to December 31, 2016, then Executive shall be entitled to the compensation and benefits provided in Section 6; provided, however, that if the Board has requested Executive’s resignation, the severance amount in Section 6(a) shall be increased by the Base Salary at the rate in effect at the time of resignation that would have been paid to Executive from the date of termination through December 31, 2016 had Executive remained employed through December 31, 2016; provided further that in no event shall the severance amount in Section 6(a) be increased by more than 6 months Base Salary.

8.	No Adverse Cooperation. Executive agrees not to act in any manner that might damage the business of the Parent, the Company and their partners, subsidiaries, affiliates, and related companies and any predecessors thereto, and its and their present and former agents, employees, officers, directors, owners, stockholders, attorneys, insurers, plan fiduciaries, successors and assigns, whether in their individual or official capacities (collectively, the “Key Parties”). Executive further agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against any of the Key Parties unless under a subpoena or other court order to do so. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order to the Company. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints against any of the Key Parties, Executive shall state no more than that he cannot provide counsel or assistance. This provision does not apply to any assistance or cooperation that Executive may be asked to provide to the U.S. Securities and Exchange Commission (“SEC”) or the U.S. Department of Justice (“DOJ”) in connection with the investigations that are discussed in the Parent’s Form 10-K for the year ended December 31, 2014.

9.	Cooperation. Executive agrees to cooperate, at the reasonable request of the Key Parties, in the defense and/or prosecution of any charges, claims, investigations (internal or external), administrative proceedings, and/or lawsuits relating to matters occurring during Executive’s period of employment, including, but not limited to, the investigations that are discussed in the Parent’s Form 10-K for the year ended December 31, 2014, and to make himself reasonably available upon request for interviews by the Parent and/or its outside counsel as necessary to accomplish this requirement. Executive further agrees to consider, in good faith, in consultation with his counsel as applicable, requests from the SEC and/or DOJ, as well as from outside counsel of the Parent, to cooperate with the SEC and/or DOJ in connection with any investigations, including, but not limited to, investigations that are discussed in the Parent’s Form 10-K for the year ended December 31, 2014, in such form and extent that are required for the purposes of such investigations, and during the entire period of their duration. The Company agrees to reimburse Executive for travel costs and reasonable incidental expenses incurred in connection with such cooperation. Executive acknowledges that any payment, advancement, or reimbursement of legal fees incurred in connection with such cooperation will be governed by the advancement and indemnification provisions of the Parent’s Directors’ and Officers’ insurance policy, the Company’s charter documents, and Maryland law. In performing Executive’s obligations under this paragraph to testify or otherwise provide information, Executive will honestly, truthfully, forthrightly, and completely provide the information requested. The parties agree that notwithstanding any provision of this Letter Agreement or the Employment Agreement to the contrary, neither this Letter Agreement nor the Employment Agreement shall prevent Executive from disclosing information to governmental authorities.

10.	Effect on Employment Agreement. The terms and provisions of the Employment Agreement, including but not limited to Sections 6 through 16 and Sections 18 through 22, shall continue in effect; provided, however, that to the extent that this Letter Agreement conflicts with the Employment Agreement, this Letter Agreement shall supersede the Employment Agreement. For the avoidance of doubt, this Letter Agreement shall not result in any duplication of benefits under the Employment Agreement.

11.	Amendment; Governing Law. This Letter Agreement may not be amended, supplemented, cancelled or discharged except by a written instrument executed by the parties hereto. This Letter Agreement shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Texas, in the federal or state courts in Harris County.

Signature Pages Follow

KEY ENERGY SERVICES, INC.

By:	/s/ Robert Drummond
Robert Drummond
President & Chief Operating Officer

KEY ENERGY SERVICES, LLC

By:	/s/ Robert Drummond
Robert Drummond
President & Chief Operating Officer

Executive’s Acceptance

As evidenced by my signature below, I hereby agree to the terms and provisions of the Letter Agreement.

Agreed this 21st day of August, 2015.

/s/ Richard J. Alario
Richard J. Alario

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